FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into to be effective as of November 15, 2011 (the "First Amendment Effective Date") by and between PPF PARAMOUNT ONE MARKET PLAZA OWNER L.P. ("Landlord") and VELTI USA, INC. "Tenant").

WHEREAS, Landlord and Tenant are parties to that certain lease dated September 29,2011 (the "Lease"), pursuant to which Landlord leases to Tenant certain office suites described as Suites 600 and 700A (the "Premises"), located on the 6th and 7th floors of the Steuart Tower in the building located at One Market Street, San Francisco, CA (the "Building"); and

WHEREAS, Landlord and Tenant desire to modify Section 4.1 in Exhibit B-2 of the Lease;

NOW, THEREFORE, in consideration of the above recitals which are incorporated herein by reference, and for other good and valuable consideration, receipt of which is hereby acknowledged, subject to all of the terms, covenants and conditions herein and in the Lease, the parties agree that the Lease shall be and hereby is modified, amended and superseded in the following particulars:

I. Defined Terms. Each capitalized term used in this First Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise modified herein.

2. Work Agreement- Design Matters. Section 4-1 in Exhibit B-2 of the Lease currently requires the Landlord to select the Contractor by submitting work of Tenant Improvements to at least three (3) general contractors for competitive bidding. In an effort to provide a more cohesive team structure for the project, the parties have agreed that Landlord will be permitted to select the Contractor based upon negotiations with several general contractors regarding the proposed fees to be charged by said general contractors and their respective estimated budgets, schedules and scopes of work with respect to the performance of the Tenant Improvements. Landlord will notify Tenant of Landlord's selection as the Contractor, and will require Contractor to procure competitive bids from all major subtrades once the Construction Drawings have been completed.

3. Miscellaneous.

(a) This First Amendment and the attached exhibits, which are hereby incorporated into and made a part of this First Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

(b) Tenant represents to Landlord that as of the First Amendment Effective Date: (a) Tenant is not in Default under any of the terms and provisions of the Lease; (b) Landlord is not in default in the performance of any of its obligations under the Lease; and (c) Tenant is unaware, absent independent inquiry, of any condition or circumstance which, with the giving of notice or the passage of time or both, would constitute a Landlord Default under the Lease. Tenant further acknowledges that as of the First Amendment Effective Date, Tenant has no current defenses, offsets, liens, claims or counterclaims against Landlord under the Lease or against the obligations of Tenant under the Lease.

(c) Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(d) In the case of any inconsistency between the provisions of the Lease and this First Amendment, the provisions of this First Amendment shall govern and control.

(e) Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this First Amendment. Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers claiming to have represented Tenant in connection with this First Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Fist Amendment. Landlord agrees to defend, indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this First Amendment.

(f) Each signatory of this First Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(g) This First Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This First Amendment may be executed in so-called "pdf' format and each party has the right to rely upon a pdf counterpart of this First Amendment signed by the other party to the same extent as if such party had received an original counterpart.

IN WITNESS WHEREOF, the parties have executed this FIRST AMENDMENT TO LEASE to be effective as of the last date signed below.

LANDLORD	TENANT
PPF PARAMOUNT ONE MARKET PLAZA OWNER L.P., a Delaware limited partnership	VELTI USA, INC.

By: PPF PARAMOUNT GP, LLC	By: /s/ Sally Rau
By: /s/ Jolanta Bott _	Sally Rau
Name: Jolanta K. Bott	Chief Administrative Officer and General Counsel
Title: Vice President